SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                       ____________________

                              FORM S-8
                       REGISTRATION STATEMENT
                 Under The Securities Act of 1933
                       ___________________

                       THE VIOLA GROUP INC.
       (Exact name of registrant as specified in its charter)

     New York        13-3134389
    (State or other jurisdiction       (I.R.S. Employer Identification No.)
 of incorporation or organization)

  1653, Haight Avenue, Bronx, New York             10461-1503
(Address of Principal Executive Office)            (Zip Code)

VIOLA GROUP INC. STOCK INCENTIVE PLAN
(Full title of the plan)
___________________

                       Arthur D. Viola
                       President, Chief Financial Officer and Secretary Viola group Inc.
                       1653, Haight Avenue,
                       Bronx, New York  10461-1503
                       (Name and address of agent for service)
                       (718) 409-6599
          (Telephone number, including area code, of agent for service)

                       Copies of all communications to:

                       Matthew A. Clary, III, Esq.
                       Holland & Knight, LLP
                       3110 Fairview Park Drive
                       Suite 900
                       Falls Church, Virginia  22042

If any of the securities being registered on this Form are to be offered on delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. 0


                       CALCULATION OF REGISTRATION FEE

 Title of each       Amount to      Proposed
    Class of       be Registered    Offering    Proposed Maximum      Amount of
Securities to be   par value 0.01    Price     aggregate offering    Registration
   Registered        per share      Per Share        Price                Fee
- -------------------------------------------------------------------------------
Common Stock(1)      3,000,000      $2.6875       $8,062,500          $1,612.50
- -------------------------------------------------------------------------------

(1)The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions.
(2)Estimated solely for the purpose of calculating the registration fee. The fee is calculated upon the basis of the average between the high bid and low asked prices quoted for shares of common stock of the registrant as reported on The Nasdaq OTC Bulletin Board quotation service on August 14, 2000.


PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents filed with the Commission by the Registrant, The Viola Group Inc., a New York corporation, are incorporated by reference in this Registration Statement.

(a) The Registrant's Annual Report on Form 10-K for the year ended June 30, 2000.

(b) The description of the Common Stock contained in the Registrant's Registration Statement on Form 10, dated October 3, 1995, filed pursuant to Section 12(g) of the Securities and Exchange Act of 1934 as amended by Registrant's Current Report on Form 8-K filed August 18, 2000.

(c) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

        Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

        Not applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Registrant's Certificate of Incorporation and Bylaws contain provisions limiting the personal liability of its directors for monetary damages resulting from breaches of their duty of care to the extent permitted by Section 402 of the New York General Business Law. The Registrant's Certificate of Incorporation and Bylaws also contain provisions making indemnification of its directors and officers mandatory to the fullest extent permitted by the New York General Business Law, including circumstances in which indemnification is otherwise discretionary.

        The New York General Business Law permits the indemnification by a
New York corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and require court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.


ITEM 8.  EXHIBITS.

4.1        The Viola Group Inc. Stock Incentive Plan.

4.2        Nonqualified Stock Option Agreement between the Viola Group Inc.
and Andrew Benson.

4.3        Nonqualified Stock Option Agreement between the Viola Group Inc.
and Reggie Phillips.

4.4        Nonqualified Stock Option Agreement between the Viola Group Inc.
and John Cairns.

4.5        Nonqualified Stock Option Agreement between the Viola Group Inc.
and Eric Clever.

5.1        Opinion of Holland & Knight LLP re legality of the Common Stock.

10.1 Executive Employment Agreement between DataMEG Corp. and Andrew Benson dated January 1, 1999

10.2 Executive Employment Agreement between DataMEG Corp. and Reggie Phillips dated January 1, 1999

10.3 Executive Employment Agreement between DataMEG Corp. and John Cairns dated January 1, 1999

10.4 Confidential Disclosure Agreement between DataMEG Corp. and John Cairns dated January 1, 1999.

23.1        Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2        Independent Auditors' Consent.

99.1 Reoffer Prospectus for Sale of Shares by Messrs. Andrew Benson, Reggie Phillips, John Cairns and Eric Clever.


ITEM 9.  UNDERTAKINGS.

        (a)        The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant, Viola group Inc., a corporation organized and existing under the laws of the State of New York, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Bronx, State of New York, on August 18, 2000.

                                VIOLA GROUP INC.

                By:
                      Arthur D. Viola, President, Chief Financial
                      Officer, Secretary and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures
Title
Date

Arthur D. Viola
President, Chief Financial Officer, Secretary
and Sole Director
August 18,  2000


INDEX OF EXHIBITS

        4.1        Viola Group Inc. Stock Incentive Plan.

        4.2 Nonqualified Stock Option Agreement between the Viola Group Inc. and Andrew Benson.

        4.3 Nonqualified Stock Option Agreement between the Viola Group Inc. and Reggie Phillips.

        4.4 Nonqualified Stock Option Agreement between the Viola Group Inc. and John Cairns.

        4.5 Nonqualified Stock Option Agreement between the Viola Group Inc. and Eric Clever.

        5.1        Opinion of Holland & Knight LLP re legality of the Common
                Stock.

10.1 Executive Employment Agreement between DataMEG Corp. and Andrew Benson dated January 1, 1999

10.2 Executive Employment Agreement between DataMEG Corp. and Reggie Phillips dated January 1, 1999

10.3 Executive Employment Agreement between DataMEG Corp. and John Cairns dated January 1, 1999

10.4 Confidential Disclosure Agreement between DataMEG Corp. and John Cairns dated January 1, 1999.

23.1        Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2        Independent Auditors' Consent.

99.1 Reoffer Prospectus for Sale of Shares by Messrs. Andrew Benson, Reggie Phillips, John Cairns and Eric Clever.